Exhibit 99.1

Editorial Contacts:	Investor Contact:
Caroline Yu	Marshall Mohr
Adaptec, Inc.	Adaptec, Inc.
(408) 957-2324	(408) 957-6773
caroline_yu@adaptec.com	marshall_mohr@adaptec.com

Erin Flanigan
Horn Group, Inc.
(415) 905-4005
eflanigan@horngroup.com

ADAPTEC CLOSES ACQUISITION OF ELIPSAN TO SIMPLIFY NETWORK STORAGE MANAGEMENT

Virtualization Technology Makes Storage More Cost-Effective

MILPITAS, Calif., February 13, 2004 – Adaptec, Inc. (NASDAQ: ADPT), a global leader in storage solutions, has completed the purchase of Elipsan Limited, a network storage software provider. Adaptec purchased Elipsan for $19.5 million in cash. Elipsan’s storage-virtualization software enables Adaptec to make storage more cost-effective and easier to scale.

“Adding storage virtualization directly into Adaptec’s RAID subsystems simplifies network storage management for IT managers,” said Robert N. Stephens, president and chief executive officer for Adaptec.  “We’re pleased to offer more cost-effective and time-saving options for managing storage, which are core benefits of Adaptec’s end-to-end storage offering.”

As storage needs grow, IT managers typically expand storage space by adding multiple RAID subsystems, which make network storage more complex to manage. Elipsan’s software enables IT managers to capture all network storage capacity, physically located throughout the organization, in a single, easy-to-manage interface.

By integrating Elipsan’s virtualization and business-continuance software directly into Adaptec’s RAID subsystems, Adaptec eliminates the need for a dedicated server or expensive third-party software. The new capabilities also enable Adaptec to offer faster data backup and recovery to optimize business continuity.

About Adaptec

Adaptec, Inc. (NASDAQ: ADPT) provides end-to-end storage solutions that reliably move, manage and protect critical data and digital content. Adaptec provides software and hardware solutions for storage connectivity and data protection, storage networking and networked storage subsystems through OEMs and distribution channels to enterprises, medium and small businesses and consumers worldwide. Adaptec is an S&P Small Cap 600 Index member. More information is available at www.adaptec.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These forward-looking statements include statements related to the consummation of a transaction.  These forward-looking statements are based on current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual events and results to differ materially from those anticipated by these forward-looking statements. For more information regarding the risks facing the Company, we refer you to the Company’s periodic reports filed with the SEC, including their most recent 10-K and 10-Qs. The Company assumes no obligation to update the forward-looking information contained in this press release.